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                                                                   EXHIBIT 10.26

                                August 28, 1997



Mr. Christopher Sweeney
c/o Boron, LePore & Associates, Inc.
17-17 Route 208 North
Fair Lawn, NJ 07410

     Re: Employment Agreement (the "Agreement") dated December 4, 1996 by and between Christopher Sweeney ("Sweeney") and Boron, LePore & Associates, (the "Company"); Non-Competition Agreements dated December 4, 1996 between Sweeney and the Company (the "Non-Competition Agreement"); and Restricted Stock Agreement dated December 4, 1996 between Sweeney and the Company (the "Restricted Stock Agreement")
          ---------------------------------------------------------------------

Dear Chris:

     Reference is made to the Agreement, the Non-Competition Agreement and the Restricted Stock Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

     Effective as of September 15, 1997, you have ceased to be an employee of the Company and you hereby confirm your resignation as an officer of the Company, including as Executive Vice President Sales and Operations. In connection therewith, you and the Company agree that you will be entitled to compensation in accordance with and as if your employment terminated under
Section 6(d) of the Agreement. From and after September 15, 1997 until September 15, 1998, you will serve as a consultant to the Company. In such capacity, you shall provide such advisory, consultative and appropriate special services in connection with the business of the Company as may be reasonably requested by the Chief Executive Officer of the Company (the "CEO"), including assisting the Company in (i) pursuing merger and acquisition activities, including identifying potential acquisition candidates, and (ii) maintaining its client relationship with clients specified by the CEO. You agree to provide such services during normal business hours and at such times and places as are reasonably acceptable to both parties. The Company will not exercise supervision over you in the performance of any such services, nor will the Company require compliance with
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orders or instructions as to how such services are to be performed. In your capacity as a consultant, you will be an independent contractor and will have no authority, executive or otherwise, in the affairs of the Company. The term of your engagement as a consultant to the Company may be extended by the mutual consent of you and the Company.

     You will be paid $150,000 per annum (in periodic installments in accordance with the Company's usual practice for its executive officers) for your services as a consultant to the Company, and you will be reimbursed for all reasonable business expenses incurred by you in connection with your service as a consultant to the Company. Notwithstanding the prior sentence, you will be paid at a rate of $265,000 per annum until the closing of the Stock Redemption (as hereinafter defined). Your medical and dental coverage will continue until September 15, 1998, at which time you will have the opportunity to complete the necessary forms for COBRA coverage. Other than as set forth above, you will receive no compensation from the Company for your services as a consultant or under the Agreement.

     The term of the non-competition proscriptions contained in Section 1 of the Non-Competition Agreement shall be amended to be through the period ended September 15, 1999.

     Upon the earlier to occur of (i) December 15, 1997 or (ii) the consummation of the Company's initial public offering of stock (the "IPO"), you agree to promptly sell to the Company and the Company agrees to promptly purchase from you, at a purchase price of $8.00 per share (subject to appropriate adjustment to reflect any stock split, stock dividend or similar event), the 450,000 shares of Common Stock and 250,000 shares of Class A Common Stock of the Company currently owned by you ($12.00 per share for 466,666 shares after the consummation of the contemplated two-for-three reverse stock split) (the "Stock Redemption"). The purchase price shall be paid in full in immediately available funds at the closing of the Stock Redemption.

     Except as amended by this letter, all other provisions of the Agreement, the Non-Competition Agreement and the Restricted Stock Agreement shall remain in full force and effect and be unmodified by this letter, with all provisions being applied as nearly as possible to you in your new capacity as consultant to the Company.
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     If you are in agreement with the foregoing, please execute one copy of this letter on the "Agreed and Acknowledged" line below and return it to me.

                                    Very truly yours,

                                    BORON, LEPORE & ASSOCIATES, INC.


                                    /s/ Patrick G. LePore
                                    --------------------------------
                                    Patrick G. LePore
                                    President and Chief Executive Officer

Agreed and Acknowledged:


/s/ Christopher J. Sweeney
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Christopher Sweeney